UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

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Monro, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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295 Woodcliff Drive, Suite 202, Fairport, NY 14450 | corporate.monro.com

July 28, 2025

Dear Fellow Shareholder:

Monro, Inc. (the “Company” or “Monro”) will hold its 2025 Annual Meeting of Shareholders (the “Annual Meeting”) on August 12, 2025. At this time, you should have access to a copy of our definitive proxy statement (the “Proxy Statement”) for the Annual Meeting. In the Proxy Statement, the Board of Directors (the “Board”) of the Company recommended a vote “FOR” the election of each of the 8 nominees for director outlined in Proposal 1.

Institutional Shareholder Services Inc. (“ISS”) and Glass, Lewis & Co., LLC (“Glass Lewis”) have each recommended that shareholders withhold their votes to re-elect John Auerbach as an independent director because he attended less than 75% of the meetings of the Board and committees on which he served during the Company’s Fiscal Year 2025 (“Fiscal 2025”).

During Fiscal 2025, the Board held six meetings, and the Compensation Committee held five meetings. Mr. Auerbach serves as Chairperson of the Compensation Committee. Mr. Auerbach was unable to attend two meetings of the Board and one meeting of the Compensation Committee in Fiscal 2025. Due to a scrivener’s error, Mr. Auerbach was reported in the 2025 Proxy Statement as having missed four meetings in total, which is incorrect. As such, Mr. Auerbach attended 73% of Board and Compensation Committee meetings in Fiscal 2025.

The first two meetings Mr. Auerbach was not able to attend were Board and Compensation Committee meetings held on the same day, May 9, 2024. Mr. Auerbach was scheduled, and planned, to attend these meetings; however, he developed a serious medical issue while in Asia, which resulted in his absence from both meetings held on May 9, 2024.

The third meeting Mr. Auerbach was not able to attend was a special meeting, called on 14 days’ prior notice, in January 2025. Mr. Auerbach had a previously scheduled work commitment in Asia that could not be changed.

The Board believes Mr. Auerbach’s absences were reasonable and understandable under the circumstances. Notably, Glass Lewis’s and ISS’s voting guidelines provide that family emergencies and medical illness are valid reasons for missing a meeting. If Mr. Auerbach had been able to attend the May 2025 Board and Committee meetings, his attendance for all Board and committee meetings would have been 91%. Of further note, the Compensation Committee meeting scheduled for March 27, 2025, was cancelled the day of the meeting due to the Board meeting running well past schedule that same day. Mr. Auerbach was scheduled, and planned, to attend the March 2025 Compensation Committee meeting; had the Compensation Committee meeting been held, as planned, Mr. Auerbach would have attended 75% of Board and committee meetings in Fiscal 2025.

The Board believes Mr. Auerbach is an extremely valuable member of Monro’s Board. We urge Glass Lewis and ISS to reconsider their voting recommendations and urge shareholders to vote “FOR” all our director nominees, including Mr. Auerbach, for the following reasons:

295 Woodcliff Drive, Suite 202, Fairport, NY 14450 | corporate.monro.com

●   Mr. Auerbach Has Consistently Attended Board and Committee Meetings Since 2017. Since he joined the Board in 2017, Mr. Auerbach has devoted enormous time, talent and commitment to the success of Monro. Over the 2017-2024 period, the Company has held a total of 57 Board and Compensation Committee meetings, and Mr. Auerbach attended at least 75% of those meetings. Mr. Auerbach’s attendance in Fiscal 2025 was an anomaly due to a medical emergency and an unexpected conflict with a Special Board meeting scheduled on short notice. In Fiscal 2025, Mr. Auerbach was one meeting short of 75% attendance for Board meetings. He attended 80% of the Compensation Committee meetings in Fiscal 2025.

●   Mr. Auerbach is Fully Committed to the Board and the Company. The Board expects that, absent a circumstance such as a medical or family emergency, directors will attend at least 75% of all Board and committee meetings. The Nominating and Corporate Responsibility Committee (the “Nominating Committee”) discussed Mr. Auerbach’s attendance, and I, as chair of the Nominating Committee, have personally spoken to Mr. Auerbach, who understands that his attendance is critical to his continued service on the Board and has confirmed that his attendance will not be an issue going forward.

●   Mr. Auerbach is an Engaged and Respected Board Member Who Brings Critical Skillsets and Expertise to our Board. Mr. Auerbach is an engaged and valued Board member with skillsets, knowledge and experiences that are key to effective Board oversight. Mr. Auerbach was in contact with the Board regarding the meetings he was not able to attend and was otherwise fully engaged in all Board and Compensation Committee matters in Fiscal 2025. As Chairperson of the Compensation Committee, he meets regularly with management to discuss and provide insight into various executive compensation matters. Mr. Auerbach attends at least one planning meeting with management prior to each Compensation Committee meeting to review, offer feedback and align on the materials presented. Even in his infrequent absence from a meeting, his feedback is still received. The Board benefits from his extensive experience in technology, consumer, and digital companies, as well as his deep experience in the areas of retail, eCommerce deployment and strategy, brand building, digital marketing and artificial intelligence.

As discussed above and in our Proxy Statement, Mr. Auerbach is an extremely valuable and committed member of our Board. Accordingly, the Board continues to request that shareholders vote “FOR” all of the nominees for Director in Proposal 1, including Mr. John Auerbach.

Respectfully,

Robert E. Mellor

Chairman of the Board